Exhibit 10.4

UK Sub-Plan to the
Vanda Pharmaceuticals Inc.
Amended and Restated 2016 Equity Incentive Plan:
Notice of Restricted Stock Unit Award
You have been granted units representing shares of Common Stock of Vanda Pharmaceuticals Inc. (the “Company”) on the following terms:
Name of Recipient:    [Name]
Total Number of Units Granted:    [Number of Shares]
Date of Grant:    [Date]
Vesting Schedule:    25% of the units subject to this award will vest on each of [Date], [Year +1], [Date], [Year +2], [Date], [Year +3] and [Date], [Year +4].
You and the Company agree that these units are granted under and governed by the terms and conditions of the UK Sub-Plan to the Vanda Pharmaceuticals Inc. Amended and Restated 2016 Equity Incentive Plan (the “Plan”), and the Restricted Stock Unit Award Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by email.

Recipient:	Vanda Pharmaceuticals Inc.
By:
[Name]	Title:

Exhibit 10.4

UK Sub-Plan to the
Vanda Pharmaceuticals Inc.
Amended and Restated 2016 Equity Incentive Plan:
Restricted Stock Unit Award Agreement

Payment for Units	No payment is required for the units that you are receiving.
Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award, provided that you have provided continuous Service (as defined in the Plan) to the Company through the date of such installment.

Forfeiture
If your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date. This means that any units that have not vested under this Agreement will be cancelled immediately. You receive no payment for units that are forfeited.
The Company determines when your Service terminates for this purpose.

Settlement of Units
Each unit will be settled on the first trading day that occurs on or after the day when the unit vests. However, each unit must be settled not later than March 15 of the calendar year after the calendar year in which the unit vests.
At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit.

“Permissible Trading Day”
“Permissible Trading Day” means a day that satisfies each of the following requirements:
•    The Nasdaq Global Market is open for trading on that day,
•    You are permitted to sell shares of the Company’s Common Stock on that day without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”),
•    Under the Company’s Policy Memorandum Concerning Securities Trading, you would be permitted to sell shares of the Company’s Common Stock on that day without reliance on the “Same Day Sale-to-Cover Transactions” exclusion therein, and
•    You are not prohibited from selling shares of the Company’s Common Stock on that day by a written agreement between you and the Company or a third party.

Section 409A
This paragraph applies only if the Company determines that you are a “specified employee,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of your “separation from service,” as defined in those regulations. If this paragraph applies, then any units that otherwise would have been settled during the first six months following your separation from service will instead be settled during the seventh month following your separation from service, unless the settlement of those units is exempt from Section 409A of the Code.

Nature of Units	Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends	Your units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units. For instance, you may not use your units as security for a loan.
Withholding Taxes - Default “Same Day Sale”
As a condition to acceptance of this Award, to the greatest extent permitted under the Plan and applicable law, except as otherwise permitted below, any Award Tax Liability and any Secondary NIC Liability will be satisfied through the sale of a number of the shares subject to the Award and the remittance of the cash proceeds of such sale to the Company, pursuant to a “same day sale.” You authorize the Company to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the Award Tax Liability and any Secondary NIC Liability. It is the Company’s intent that the default “same day sale to cover withholding taxes transaction requirement imposed by the Company on you herein comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).
At the Company’s discretion, you may be permitted to elect prior to the vesting event, provided such election is made on a Permissible Trading Day, to make arrangements to satisfy the Award Tax Liability and any Secondary NIC Liability under one or more of the following alternative methods: (i) to the extent permitted by applicable law, withholding from any compensation otherwise payable to you by the Company or an Affiliate or (ii) tendering a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company). Additionally, if for any reason, the “same day sale” commitment does not result in sufficient proceeds to satisfy the Award Tax Liability and any Secondary NIC Liability, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Award Tax Liability and any Secondary NIC Liability by one or more of the foregoing alternative methods. Unless the Award Tax Liability and any Secondary NIC Liability of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock.

Tax Consultation	You understand that you may suffer adverse tax consequences as a result of your purchase or disposition of the Shares. You represent that you will consult with any tax advisors you deem appropriate in connection with the purchase or disposition of the Shares and that you are not relying on the Company or any Affiliate for any tax advice.

Section 431 Election	As a further condition of the settlement of this Award, you shall have signed a Section 431 Election in the form set out in Appendix A or in such other form as may be determined by HM Revenue & Customs from time to time.

Your Tax Indemnity
•To the extent permitted by law, you hereby agree to indemnify and keep indemnified the Company, and the Company as trustee for and on behalf of any related corporation, for any Award Tax Liability and Secondary NIC Liability.
•The Company shall not be obliged to allot and issue any Shares or any interest in Shares pursuant to the settlement of this Award unless and until you have paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against the Award Tax Liability and the Secondary NIC Liability, or you have made such other arrangement as in the opinion of the Company will ensure that the full amount of any Award Tax Liability and any Secondary NIC Liability will be recovered from you within such period as the Company may then determine.
•In the absence of any such other arrangement being made, the Company shall have the right to retain out of the aggregate number of shares to which you would have otherwise been entitled upon the settlement of this Award, such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for you (at the best price which can reasonably expect to be obtained at the time of the sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy your liability under such indemnity.

Data Protection
By entering into this Agreement, you acknowledge the necessity of the collection, use, and transfer of personal data as described in this paragraph to the full extent permitted by and in full compliance with applicable laws.
You understand that the Company and its Subsidiaries hold Data about you for the purpose of managing and administering the Plan and for the performance the contractual arrangements under this Agreement, to which you are a party.
You further understand that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company and/or its Subsidiary may each further transfer Data to any Data Recipients.

You understand that these Data Recipients may be located in your country of residence or elsewhere, such as the United States. You acknowledge that the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited. Where the transfer is to be to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that your personal data continues to be adequately protected and securely held.
You understand that you may, at any time, review the Data or request that any necessary amendments be made to it.

Restrictions on Resale	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

Employment	Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.
Personal Representative	Your Personal Representative will receive any vested units that you hold at the time of your death.
Effect of Merger
If the Company is a party to a merger, consolidation or reorganization, then your units will be subject to the applicable provision of the Plan, provided that any action taken must either (a) preserve the exemption of your units from Section 409A of the Code or (b) comply with Section 409A of the Code.

Additional Terms
You have no right to compensation or damages for any loss in respect of this Award where such loss arises (or is claimed to arise), in whole or in part, from the termination of your employment; or notice to terminate employment given by or to you. This exclusion of liability shall apply however termination of employment, or the giving of notice, is caused other than in a case where a competent tribunal or court, from which there can be no appeal (or which the relevant employing company has decided not to appeal), has found that the cessation of your employment amounted to unfair or constructive dismissal of you and however compensation or damages may be claimed.
You have no right to compensation or damages for any loss in respect of this Award where such loss arises (or is claimed to arise), in whole or in part, from any company ceasing to be a Subsidiary of the Company; or the transfer of any business from a Subsidiary of the Company to any person which is not a Subsidiary of the Company. This exclusion of liability shall apply however the change of status of the relevant company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions). The Section 431 Election shall be governed by the laws of England and Wales.

The Plan and Other Agreements
The text of the Plan and the Section 431 Election are incorporated in this Agreement by reference. Any defined term not defined within this Agreement shall have the meaning as defined in the Plan.
The Plan, this Agreement, the Notice of Restricted Stock Unit Award and the Section 431 Election constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.

Appendix A
Section 431 Election